File No. 333-

As filed with the Securities and Exchange Commission on March 16, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ROCKWELL MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	38-3317208 (I.R.S. Employer Identification No.)

411 Hackensack Avenue, Suite 501 Hackensack, New Jersey 07601 (Address of Principal Executive Offices)

NON-PLAN INDUCEMENT STOCK OPTIONS
(Full Title of the Plans)

Stuart Paul
President and Chief Executive Officer
411 Hackensack Avenue, Suite 501
Hackensack, New Jersey 07601
Telephone: (248) 960-9009
(Name, address, and telephone number, including area code, of agent for service)

Copy to: Ryan A. Murr, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, California 94105 Telephone: (415) 393-8373 Facsimile: (415) 374-8430

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001	250,000	$2.18(2)	$545,000(2)	$70.74
(1)
Represents 250,000 shares of our common stock, par value $0.0001 (the “Common Stock”), underlying stock options granted to our new Chief Medical Officer as an inducement award for his employment with the Company pursuant to Nasdaq Listing Rule 5635(c)(4) (the “Inducement Exception”). Issuance of such shares are subject to, among other terms, the satisfaction of time-based vesting requirements. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock which become issuable by reason of any stock split, stock dividend or similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of Common Stock.

(2)	Calculated pursuant to 457(h) under the Securities Act based on $2.18, the exercise price per share of the stock options granted pursuant to the Inducement Exception.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Rockwell Medical, Inc. (the “Company” or the “Registrant”) relating to up to 250,000 shares of Company common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to the grant of a stand-alone inducement stock option award on November 25, 2019 granted to the Company’s new Chief Medical Officer (“CMO”) pursuant to the Inducement Exception in connection with the CMO’s commencement of employment.

Part I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I of Form S-8 will be sent or given to the CMO as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement and shall be deemed a part hereof, provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, except as specified below:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 16, 2020; and

(2)
All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (1) above; and

(3)
The description of the Registrant’s common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 23, 1998, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports. Notwithstanding the foregoing, a report furnished on Form 8-K shall not be incorporated by reference herein unless expressly incorporated by reference.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company is incorporated under the Delaware General Corporation Law (the “DGCL”). Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

Article X of the Company’s Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL and Article VI of the Company’s Bylaws provides for the indemnification of each of the Company’s directors, officers, employees or agents to the fullest extent permitted by the DGCL or other applicable laws presently or hereafter in effect. Specifically, Article VI of the Company’s Bylaws provides that each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, judicial, administrative or legislative hearing, or any other threatened, pending or completed proceeding, whether brought by or in the right of the Company or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in the Bylaws with respect to suits to enforce indemnification rights under the Bylaws, the Company shall indemnify any such indemnitee in connection with a proceeding, or part thereof, voluntarily initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by: (i) such indemnitee; or (ii) the Company in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors or the Board of Directors otherwise determines that indemnification or advancement of expenses is appropriate. In addition, an indemnity shall, to the fullest extent permitted by law, also have the right to be paid by the Company the expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that an advancement of expenses shall be made only upon delivery to the Company of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses.

The Company also maintains and pays premiums on a directors’ and officers’ liability insurance policy and has entered into indemnity agreements with its directors and officers providing for indemnification to the fullest extent permitted under the DGCL.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
Number	Description

4.1	Restated Articles of Incorporation, as amended as of August 28, 2019 (Company’s Form 8-K filed August 30, 2019)

4.2	Amended and Restated Bylaws (Company’s Form 8-K filed August 30, 2019)

5.1	Opinion of Gibson, Dunn & Crutcher LLP*

23.1	Consent of Marcum LLP Registered Public Accounting Firm*

23.2	Consent of Gibson, Dunn & Crutcher (contained in Exhibit 5.1)*

24.1	Power of Attorney (included as part of signature page)*

99.1	Rockwell Medical, Inc. Form of Inducement Stock Option Grant and Award Agreement*

* Filed herewith

Item 9.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Hackensack, New Jersey on March 16, 2020.

ROCKWELL MEDICAL, INC.

By:	/s/ Stuart Paul
Stuart Paul
President and Chief Executive Officer

Each of the undersigned hereby constitutes and appoints each of Stuart Paul and Angus Smith, his or her attorney-in-fact, with power of substitution, in his or her name and in the capacity indicated below, to sign any and all further amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stuart Paul	President, Chief Executive Officer and Director	March 16, 2020
Stuart Paul	(Principal Executive and Financial Officer)

/s/ Angus Smith	Chief Financial Officer	March 16, 2020
Angus Smith	(Principal Financial Officer)

/s/ Paul E. McGarry	Principal Accounting Officer	March 16, 2020
Paul E. McGarry

/s/ John P. McLaughlin	Director	March 16, 2020
John P. McLaughlin

/s/ Lisa N. Colleran	Director	March 16, 2020
Lisa N. Colleran

/s/ John G. Cooper	Director	March 16, 2020
John G. Cooper

/s/ Mark H. Ravich	Director	March 16, 2020
Mark H. Ravich

/s/ Russell H. Ellison	Director	March 16, 2020
Russell H. Ellison